Exhibit 3.8.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EZONYX BIO TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Ezonyx Bio Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Ezonyx Bio Technologies, Inc. and this corporation was originally incorporated pursuant to the General Corporation Law on March 4, 2020 under the name Ezonyx Bio Technologies, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of Hiis corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Ezonyx Bio Technologies, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1201 No. Orange St. Suite 732, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is Eastern Agent Services, LLC.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 5,000,000,000 shares, all of which shares shall be shares of Common Stock, $0.00001 par value per share (the “Common Stock”), and are to be of one class.

Effective immediately upon the filing and effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), each 2.5 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined and changed into 1 validly issued, fully paid and non-assessable share of Common Stock without any further action by the holder thereof or the Corporation, subject to the treatment of fractional shares as described below (the “Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Stock Split. In lieu of any fractional shares to which any stockholder would otherwise be entitled to receive, the Corporation shall pay to such stockholder, in cash, the fair value of such fraction of a share as of the time when those entitled to receive such fractions are determined. At the Effective Time, each holder of record of Common Stock shall automatically become the record owner of that number of shares of Common Stock as shall result from such Stock Split, and any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for surrender or exchange, represent that whole number of shares of Common Stock as shall result from such Stock Split and rounding down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented the number of shares of Common Stock set forth therein immediately prior to the Effective Time shall be entitled to receive, upon surrender to the Corporation of such certificate or certificates (or, if such record holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), a new certificate or certificates evidencing and representing that whole number of shares of Common Stock as shall result from such Stock Split to which such person is entitled.

Unless otherwise indicated, references to “sections” or “subsections” of this s refer to sections and subsections of this Article Fourth.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

1. General. The voting and liquidation rights of the holders of the Common Stock as set forth herein are unqualified.

2. Voting. The holders of the Common Stock are entitled to one vote for each share Common Stock held at all meetings of stockholders of the Corporation (and written actions in lieu of meetings). The number of authorized shares of Common Stock, and any series or class thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Common Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event, in each case of the foregoing, pro rata based on the number of shares held by each such holder.

3.2 Deemed Liquidation Events.

3.2.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Common Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party, or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, die parent corporation of such surviving, or resulting corporation; or

(b) (1) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license, or other disposition is to a wholly owned subsidiary of the Corporation,

3.2.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3.2,l(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Section 3.1.

(b) In the event of a Deemed Liquidation Event referred to Section 3.2,l(a)(ii) or Section 3.2.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Common Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors, taking into account the assets of the Corporation, the proceeds from the Deemed Liquidation Event and the implied valuation arising from the Deemed Liquidation Event) (the “Redemption Right Notification”), and (ii) if the holders of a majority of the then outstanding Common Stock so request in a written instrument delivered to the Corporation not later than the later of (x) 45 days after receipt of such Redemption Right Notification or (y) 120 days after such Deemed Liquidation Event (the “Redemption Request”), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Common Stock at the price per share set forth in the Redemption Right Notification (the “Redemption Price”), Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares Common Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Common Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. On or before the Liquidation Redemption Date, each holder of shares of Common Stock to be redeemed on such Liquidation Redemption Date shall surrender the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that maybe made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Right Notification, and thereupon the Redemption Price shall be payable to the order of the party whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Common Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Common Stock shall promptly be issued to the applicable holder. If the Redemption Right Notification shall have been duly given by the Corporation and the Redemption Request duly received by the Corporation, and if on the Liquidation Redemption Date, the entire Redemption Price payable upon redemption of the shares of Common Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Common Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor. Prior to the earlier of (A) the distribution or redemption provided for in this Section 3,2.2 or (B) the expiration of the redemption election period noted in clause (ii) above, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

3.2.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights, or securities paid or distributed to such holders pursuant to such Deemed Liquidation Event, The value of such property, rights, or securities shall be determined in good faith by the Board of Directors of the Corporation.

3.2.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 3.2.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon the satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of the consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.1 hereof as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any Additional Consideration which becomes payable or distributable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in strict accordance with Section 3,1 hereof after taking into account any previous payments of Initial Consideration as part of the same transaction, For the purposes of this Section 3.2.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Voting Matters.

4.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Common Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Common Stock shall vote as a single class.

4.2 Election of Directors. The holders of record of the shares of Common Stock, voting exclusively and as a separate class, shall be entitled to elect seven (7) directors of the Corporation, Any director elected as provided in this Section 4.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Common Stock fail to elect a sufficient number of directors to fill all directorships for which such holders of such class and series are entitled to elect directors pursuant to this Section 4.2, then any directorship not so filled shall remain vacant until such time as the holders entitled to elect such director elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director, Except as otherwise provided in this Section 4.2, a vacancy in any directorship that the holders of any class or series are entitled to fill shall be filled only by the affirmative vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 4.2. Any additional directors shall be elected by the holders of all capital stock, voting together as a single class,

5. Redeemed or Otherwise Acquired Shares. Except as set forth in Section 3.2.2(b) of this Article Fourth, the shares of Common Stock are not redeemable.

6. Waiver. Except as otherwise expressly provided herein or as required by applicable law, any of the rights, powers, preferences, and other terms of the Common Stock set forth herein may be waived on behalf of all holders of Common Stock by the affirmative written consent or vote of the holders of a majority of the shares of Common Stock then outstanding.

7. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or upon electronic transmission,

FIFTH: Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be seven (7). Each director shall be entitled to one vote on each matter presented to the Board of Directors.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide, The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article Ninth shall not (a) adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification,

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification,

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity, An “Excluded Opportunity” is any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the “Covered Persons”), unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s Restated Certificate or Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal, or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: The Corporation shall not be governed by or subject to Section 203 of the General Corporation Law.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of November, 2020.

/s/ Brian Gordon
Brian Gordon, President

Signature Page to Amended and Restated Certificate of Incorporation